Exhibit 99.2

Press Release Source: Cycle Country Accessories Corp.

Cycle Country Accessories Corp. Reports Extension of Time to Complete Plan of Compliance with NYSE Amex Continued Listing Standards.

Spencer, Iowa—(BUSINESS WIRE)— April 27, 2010: Cycle Country Accessories Corp. (AMEX:ATC -News) (“Cycle Country”) announced that on April 20, 2010, Cycle Country received a notice (the “Notice”) from NYSE Amex LLC (the “Exchange”) that Cycle Country has been granted an extension of time to complete the Plan of Compliance (the “Plan”) that was previously submitted by the Company to the Exchange.   This Plan was previously announced by the Company in its current report filed on Form 8-K with the SEC on March 5, 2010.  The Exchange had previously granted Cycle Country until April 14, 2010 to complete its Plan.  Cycle Country was unable to complete the filings by the earlier date and requested an additional extension.

As previously disclosed, on January 13, 2010 and February 17, 2010, Cycle Country received letters from the Exchange notifying it that it is not in compliance with some of the Exchange’s continued listing standards for its failure to file its Form 10-K for the year ended September 30, 2009 and its Form 10-Q for the fiscal quarter ending December 31, 2009.

In the Notice, as described above, Cycle Country will continue to be subject to periodic review by the Exchange to determine whether it is making progress consistent with the Plan.  The Exchange staff may initiate delisting proceedings if Cycle Country does not come into compliance with the identified standards by May 17, 2010 or fails to make progress in implementing the Plan during the period covered by the Plan.

About Cycle Country Accessories Corp.

The Company is the recognized industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV’s), under the brand names of Cycle Country Accessories and Weekend Warrior. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

The Company also produces a line of specialty products for golf carts, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, the Company manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the Company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.perf-form.com	www.imdyne.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and “should” are intended to identify forward-looking statements. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results or other outcomes contain forward-looking statements. These statements speak only as of the date hereof and, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Cycle Country undertakes no obligation to revise or update publicly any forward-looking statements.

Contact:

Cycle Country Accessories Corp.
Robert Davis
800-841-2222
bdavis@cyclecountry.com